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                                                                   EXHIBIT 10.25


* Represents confidential information for which Ariba, Inc. is seeking confidential treatment with the Securities and Exchange Commission.


                                December 10, 2001

Nihon Ariba K.K.
Tokyo Opera City Tower, 36th Floor
3-20-2, Nishi-Shinjuku
Shinjuku-ku
Tokyo 163-1436 Japan

Ariba, Inc.
807 11th Avenue,
Sunnyvale, CA 94089,
United States

Re:  Revenue Targets

Gentlemen:

     This Standby Purchase Agreement (this "Standby Purchase Agreement") sets forth certain undertakings of SOFTBANK EC Holding Corp. ("SBEC") as to certain Revenue Commitments described herein with respect to certain Software products and services of Nihon Ariba K.K. (the "Company"). Certain capitalized terms used herein shall have the respective meanings set forth for such terms in Exhibit A attached hereto; others that are not otherwise defined herein shall have the meaning given to them in the Amended Master Alliance Agreement (as defined in Exhibit A).

     1. Revenue Targets.

          (a) Subject to Section 1(b), the Revenue Targets for each Revenue Period are as follows:

       ------------------------ ------------------------- ----------------------
              Revenue Period         Revenue Target           Revenue Date
       ------------------------ ------------------------- ----------------------
                    1.                    [*]                      [*]
       ------------------------ ------------------------- ----------------------
                    2.                    [*]                      [*]
       ------------------------ ------------------------- ----------------------
                    3.                    [*]                      [*]
       ------------------------ ------------------------- ----------------------
                    4.                    [*]                      [*]
       ------------------------ ------------------------- ----------------------
                    5.                    [*]                      [*]
       ------------------------ ------------------------- ----------------------
                    6.                    [*]                      [*]
       ------------------------ ------------------------- ----------------------

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       ------------------------ ------------------------- ----------------------
              Revenue Period         Revenue Target           Revenue Date
       ------------------------ ------------------------- ----------------------
                     7.                   [*]                      [*]
       ------------------------ ------------------------- ----------------------
                     8.                   [*]                      [*]
       ------------------------ ------------------------- ----------------------
                     9.                   [*]                      [*]
       ------------------------ ------------------------- ----------------------
                     10.                  [*]                      [*]
       ------------------------ ------------------------- ----------------------
       Total                              [*]
       ------------------------ ------------------------- ----------------------

          (b) Notwithstanding the foregoing, the Revenue Target(s) applicable to
     (i) the Revenue Period during which any of the following events or circumstances occurs and (ii) any succeeding Revenue Period(s) shall be reduced to zero, and SBEC shall have no [*] Payment obligations or other liabilities hereunder with respect to such Revenue Targets:

               (i) if either Ariba, Inc. ("Ariba") or the Company (except, in the case of the Company, while a [*] (as defined in the First Amended and Restated Shareholders Agreement by and among Softbank Corp., SBEC, Ariba and the Company ("Shareholders Agreement")) is in effect) has elected to terminate the [*] between them dated December 10, 2001 in accordance with the terms thereof (the "[*]"), or

               (ii) if the Company is dissolved, liquidated, or declared bankrupt or a filing for voluntary or involuntary bankruptcy, civil rehabilitation or for the application of other similar insolvency or rehabilitation procedures is made by the Company.

     2. Notice of Revenue. Within twenty (20) days after the end of each Revenue Period, the Company will provide SBEC with a report, prepared in accordance with the Company's records, the Purchase Orders and Payment Reports (each as defined in the Amended Master Alliance Agreement), and summarizing in reasonable detail the Qualifying Revenues received by the Company for such Revenue Period, with appropriate documentation reasonably requested by SBEC to verify the calculation of such Qualifying Revenues set out in the report (the "Qualifying Revenue Report").

     3. [*] Payments.

          (a) If a [*] exists for a Revenue Period, then within ten (10) days after receiving the Qualifying Revenue Report for the applicable Revenue Period (such tenth day is described herein as the "[*] Date"), SBEC shall pay to the Company an irrevocable and nonrefundable amount equal to the [*] (the "[*] Payment"). SBEC shall receive a nonrefundable credit in the amount of each [*] Payment received by the Company (whether from SBEC pursuant hereto or from SOFTBANK Corp. pursuant to the Release, Reimbursement and Payment Agreement dated as of the date hereof among the parties hereto and SOFTBANK Corp. (the "Release")) as a credit to be applied to Qualifying Revenues paid to the Company for future Software product licenses (the "[*] Licenses") purchased prior to the final Revenue Date by Alliance Partner(s) pursuant to (i) the Amended Master Alliance Agreement; or (ii) an Approved Purchase Agreement. Section 3(c) hereof, together with the last sentence of this Section 3(a), shall govern the application of such credits. For purposes of calculating Qualifying Revenues for each Revenue Period, any Revenue arising from [*] Licenses shall be considered as arising in the Revenue Period in which the [*] resulting in such [*] Licenses occurred. For the avoidance of doubt, the parties acknowledge and agree that (i) SBEC shall not be entitled to a refund or to


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     receive cash payment in lieu of credit against future Software product license fees or support fees, or to apply credits to any payments other than as expressly set forth in Section 3(c); (ii) all [*] Payments provided for hereunder must be made even if no modification, enhancement or other changes are made to the existing Software products and product suites as offered by the Company; (iii) without limiting any other obligations of SBEC set forth herein or otherwise or of any Alliance Partner, any [*] that has not been paid to the Company by March 31, 2004 shall be paid within 30 days thereafter; and (iv) all credits towards [*] Licenses shall expire if not used prior to March 31, 2004.


          (b) For purposes of calculating the Qualifying Revenues and the [*] (if any) for any Revenue Period, Qualifying Revenues in yen during such Revenue Period shall be converted into U.S. Dollars at the exchange rate determined as follows: the dollar/yen exchange rate to be used for such Revenue Period shall be set on the first business day of such Revenue Period and shall equal the average of the daily closing Japanese Yen Spot Prices as quoted by Bloomberg on each day during the twenty business days up to and including such first business day; provided that (i) if such average is lower than [*] (e.g., [*]), then the exchange rate for such Revenue Period shall be [*] and (ii) if such average is higher than [*] (e.g., [*]), then the exchange rate for such Revenue Period shall be [*].

          (c) If, in a Revenue Period, Company receives Qualifying Revenue pursuant to the Amended Master Alliance Agreement or an Approved Purchase Agreement in excess of the Revenue Target for such Revenue Period, then within forty-five (45) days of Company's receipt of payment in cash for the entire amount of Qualifying Revenue for such Revenue Period, Company shall pay to SBEC, by wire transfer, an amount equal to the lesser of (a) the amount by which the Qualifying Revenue for such Revenue Period exceeds the Revenue Target for such Revenue Period and (b) the amount of [*] existing at the beginning of such Revenue Period. Notwithstanding the foregoing, the Company shall not be required to make any cash payment due hereunder for any Revenue Period unless the Company receives cash payment of all Qualifying Revenues for such Revenue Period within 60 days after the end of such Revenue Period.

     4. Notice of Objection.

          (a) After any [*] Payment has been made in compliance with Section 3(a) for any Revenue Period and within sixty (60) days from the Revenue Date for such Revenue Period (the "Objection Notice Period"), SBEC may give the Company written notice that SBEC objects to the calculation of Qualifying Revenues set forth in such Qualifying Revenue Report (the "Objection Notice"). Neither the filing of an Objection Notice nor any pending dispute shall relieve SBEC of its obligation to promptly make any [*] Payment in accordance with Section 3(a) above.

          (b) Upon receipt of any Objection Notice, the parties will use reasonable efforts to resolve any objections. If the parties are unable to resolve the dispute within twenty (20) days from the date of the Objection Notice, the parties will jointly select an accounting firm of international standing to resolve the dispute. If the parties are unable to agree on the choice of such an accounting firm, they will select an accounting firm of international standing by lot (other than any accounting firms for any of the parties) (the "Accountant") which


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     shall determine the Qualifying Revenue for the applicable Revenue Period.
     The Accountant shall deliver to each of the parties its determination within twenty (20) days after being selected, and the determination of the Accountant shall be binding upon the parties. The expenses of the Accountant shall be borne equally by the parties, provided that if SBEC's objection is resolved in SBEC's favor, the Company shall reimburse SBEC to the extent required so that the amount paid by SBEC pursuant to Section 3(a) hereof less the amount of such reimbursement is in accordance with the resolution of the dispute. SBEC acknowledges and agrees that any Revenue recognized by the Company prior to or in a Revenue Period that constitutes Excluded Cash Payments (as defined below) shall not count as Revenue for purposes of satisfying the Revenue Targets.


     5. Company Records. The Company shall maintain complete and accurate accounting records in accordance with sound accounting principles and will preserve such records for a period of at least two (2) years. SBEC may semi-annually, or at such additional time at its request, audit, or hire an independent auditor to audit, the operations, books and records of the Company required to be maintained pursuant to this Section.

     6. Unconditional Obligation. SBEC's obligation to fully and promptly make all [*] Payments is and shall remain unconditional and irrevocable notwithstanding any breach or termination of this Standby Purchase Agreement, the Amended Master Alliance Agreement or any related agreements or obligations or the occurrence of a Modification Event (as defined in the Shareholders Agreement) or Payment Failure (as defined in the [*] dated as of the date hereof between Ariba, Inc. and the Company). SBEC expressly waives any defense to the obligations set forth in either this Standby Purchase Agreement or the Amended Master Alliance Agreement that it or any Alliance Partner may have now or hereafter may have. Until all [*] Payments that are required to be paid pursuant to Section 3(a) hereof have been made in full, SBEC and Alliance Partners expressly waive any right to enforce any remedy which SBEC or Alliance Partners now has or hereafter may have against Ariba in connection with the Transaction Agreements, Approved Purchase Agreements, and any other agreements between Softbank Corp. or its affiliates and Ariba or its affiliates relating to the Company; provided that such enforcement rights shall be restored upon the payment in full of any [*] Payments that are required to be paid pursuant to
Section 3(a) hereof. Any right to enforce any obligation under this Standby Purchase Agreement or any other agreement shall not affect the waivers of SBEC set forth in this Section 6. Alliance Partners and SBEC expressly waive all setoffs and counterclaims and all presentments, demands for performance, notices of nonperformance, protests, notices of protest, notices of dishonor, and all other notices of any kind or nature whatsoever with respect to the Revenue Commitments and [*] Payments. Alliance Partners and SBEC expressly waive, to the fullest extent allowed by law, the benefit of any statute of limitations affecting Alliance Partners' or SBEC's liability hereunder.

     7. Term; Effect of Termination.

          (a) This Standby Purchase Agreement shall become effective on the Attachment Effective Date and shall continue until the later of (A) March 31, 2004 or (B) when SBEC shall have paid all [*] Payments required to be paid by it pursuant hereto.

          (b) The Revenue Commitment and the obligation to pay any unfulfilled [*] Payments (whether currently due or for future Revenue Periods) set forth in


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     Section 3 above, and the Company's obligations under Section 3(c) above as limited by the last sentence of Section 3(c), shall survive any expiration or termination of this Standby Purchase Agreement or the Amended Master Alliance Agreement.

     8. Governing Law; Dispute Resolution. The validity, construction and enforceability of this Standby Purchase Agreement and all related agreements, collectively or separately, shall be governed by and construed in accordance with the laws of the State of California. The parties shall attempt to resolve all disputes between the parties arising out of or relating to this Standby Purchase Agreement and all related agreements, collectively or separately (other than disputes with respect to the selection of the Accountant, which shall be governed by Section 4(b)) amicably through good faith discussions upon the written request of any party. In the event that any such dispute cannot be resolved thereby within a period of sixty (60) days after such notice has been given (the last day of such sixty (60) day period being herein referred to as the "Arbitration Date"), such dispute shall be finally settled by arbitration in San Francisco, California, using the English language in accordance with the Arbitration Rules and Procedures of JAMS then in effect, by one or more commercial arbitrator(s) with substantial experience in resolving complex commercial contract disputes, who may or may not be selected from the appropriate list of JAMS arbitrators. If the Parties cannot agree upon the number and identity of the arbitrators within fifteen (15) days following the Arbitration Date, then a single arbitrator shall be selected on an expedited basis in accordance with the Arbitration Rules and Procedures of JAMS. Any arbitrator so selected shall have substantial experience in the software industry. The arbitrator(s) shall have the authority to grant specific performance and to allocate between the parties the costs of arbitration (including service fees, arbitrator fees and all other fees related to the arbitration) in such equitable manner as the arbitrator(s) may determine. The prevailing party in the arbitration shall be entitled to receive reimbursement of its reasonable expenses (including reasonable attorneys' fees, expert witness fees and all other expenses) incurred in connection therewith. Judgment upon the award so rendered may be entered in a court having jurisdiction or application may be made to such court for judicial acceptance of any award and an order of enforcement, as the case may be. Notwithstanding the foregoing, each Party shall have the right to institute an action in a court of proper jurisdiction for preliminary injunctive relief pending a final decision by the arbitrator(s), provided that a permanent injunction and damages shall only be awarded by the arbitrator(s). For all purposes of this Section 8, the parties consent to exclusive jurisdiction and venue in the United States federal Courts located in the Northern District of California. For the avoidance of doubt, the validity, construction, and enforceability of this Agreement and the resolution of disputes arising out of and relating to this Agreement and any related agreements (other than an action solely between Nihon Ariba K.K. and Softbank Commerce Corporation relating solely to the Amended Master Alliance Agreement), collectively or separately, shall be governed solely by this Section 8, notwithstanding that (i) the Amended Master Alliance Agreement is governed by Japanese law and uses a different dispute resolution procedure or (ii) disputes arising out of or relating to this Agreement are, or are asserted to, in any way relate to or be based on similar facts as disputes arising out of or relating to the Amended Master Alliance Agreement.


                                       5

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     9. Sole Obligation. Notwithstanding anything contained herein to the contrary, the Parties acknowledge and agree that the sole obligation of SBEC with respect to Revenue Targets, Revenue Commitments and [*] shall be to timely make any [*] Payments in accordance with the terms hereof.

     10. Third Party Beneficiary. The parties acknowledge that Ariba is a third party beneficiary of all of the Company's rights and all of SBEC's obligations under this Agreement. Ariba may directly enforce any such rights and obligations.


                                       6

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     Please indicate your acceptance of the foregoing by signing this Standby
Purchase Agreement in the space provided below.

                                       Very truly yours,

                                       SOFTBANK EC HOLDING CORP.


                                       By /s/ Ken Miyauchi
                                          --------------------------------------
                                          Name:  Ken Miyauchi
                                          Title:  President & CEO


Agreed and Accepted:


NIHON ARIBA K.K.


By: /s/ Kuniaki Watanabe
    ------------------------------
Name:  Kuniaki Watanabe
Title:  President and CEO


ARIBA, INC.


By: /s/ Robert M. Calderoni
    ------------------------------
Name:  Robert M. Calderoni
Title:  President & CEO

                                    EXHIBIT A
                                   DEFINITIONS

     Alliance Partners: SOFTBANK Corp., SBEC, SOFTBANK Commerce Corp. and any other entity Controlled by SOFTBANK Corp., that has been expressly authorized to market, distribute, resell and/or license the Software and related services under, and pursuant to the terms of, the Amended Master Alliance Agreement by and between Nihon Ariba and SOFTBANK Commerce Corporation dated December 10, 2001 (including the Attachment for Reselling and the Addendum to the Attachment for Reselling as each is incorporated therein, the "Amended Master Alliance Agreement") or an Approved Purchase Agreement. "Controlled" means, with respect to such entity, more than fifty percent (50%) of the outstanding shares of securities of which (representing the right to vote for the election of directors or other managing authority) are owned, directly or indirectly, by SOFTBANK, but only so long as such ownership shall continue.

     Approved Purchase Agreement: Approved Purchase Agreement means an agreement for the purchase of Software products from the Company by an Alliance Partner that is approved by each of the Company and Ariba in writing in advance in its sole discretion. Ariba's approval must include the approval of (i) an officer of Ariba who also serves as a director of the Company or (ii) the Chief Financial Officer of Ariba.

     [*]: Potential customers of the Company (i) listed on a schedule to be provided by SBEC and approved by the Company, which consent shall not be unreasonably withheld or (ii) mutually agreed upon by the Company and SBEC as follows:

          Prior to commencing substantial sales efforts with respect to any potential [*] (a "Target"), SBEC shall notify the Company in writing identifying such Target, and provide the Company with any such documentation relating to such Target as may be reasonably requested by the Company. [*].

     Qualifying Revenue: The aggregate Revenue to the Company received after September 1, 2001 from and only from each [*] (i) for support for the first year for which support is rendered to such [*] (but no subsequent years) and (ii) for Software product licensing (but not any revenue or other credit from consulting, maintenance, training, education or other professional services). Qualifying Revenue shall specifically exclude any Revenue attributable to or arising out of Excluded Cash Payments.

     Excluded Cash Payments: Means [*] received by the Company in cash payments prior to the date of this Standby Purchase Agreement which the parties agree are associated with the end user licenses of Software products listed on Schedule I hereto. The Parties hereto acknowledge that no Revenues attributable to such Excluded Cash Payments shall constitute Qualifying Revenue or [*] Payments or otherwise be applied towards satisfying the Revenue Commitments set forth herein regardless of whether such payments are received before or after September 1, 2001. As a result, pursuant to this Standby Purchase Agreement, Nihon Ariba shall be entitled to receive no less than [*] in cash payments in addition to the Excluded Cash Payments.


                                      E-1

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     Revenue: Revenue shall mean amounts payable to the Company from Alliance
Partners represented on a Purchase Order with respect to Alliance Partner that is received and accepted by the Company during the applicable Revenue Period.

     Revenue Commitment: Revenue Commitment shall mean, in each Revenue Period, the amount of the Revenue Target that will be achieved either through the payment of Qualifying Revenue by Alliance Partners or the payment of the [*] by SBEC in accordance with this Standby Purchase Agreement (or both).

     Revenue Date: The last day of each respective Revenue Period as set forth in Section 1(a) of this Standby Purchase Agreement.

     Revenue Period: The three month period that ends on each of the dates specified in the table set forth in Section 1 of this Standby Purchase Agreement, provided that the first Revenue Period shall be deemed to be a four month period starting on September 1, 2001 and ending on December 31, 2001, subject to the omission of all Revenue associated with Excluded Cash Payments, as provided above.

     Revenue Target: The targeted level of Qualifying Revenue for each Revenue Period as set forth in Section 1 of this Standby Purchase Agreement.

     [*]: [*] shall mean, for any Revenue Period, the amount, if any, by which the Qualifying Revenue is [*] than the Revenue Target, provided that such [*] shall be [*] on a dollar-for-dollar basis by an amount equal to the amount, if any, by which the aggregate amount of Qualifying Revenue and [*] Payments for all prior Revenue Periods exceeds the sum of the Revenue Targets for all prior Revenue Periods.

     [*]: [*] means the aggregate [*] Payments received by the Company in cash pursuant to Section 3(a) less the aggregate amount of cash remitted to SBEC pursuant to Section 3(c).

     U.S. GAAP: Generally accepted accounting principles of the United States of America.


                                      E-2

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                                       [*]

                                       S-1